FEDNAT HOLDING COMPANY REPORTS
FIRST QUARTER 2022 RESULTS

Sunrise, Florida, May 9, 2022 - FedNat Holding Company (the “Company” or "FedNat") (Nasdaq: FNHC) today reported results for the three months ended March 31, 2022.

First Quarter 2022 Results

Q1 2022 highlights (as measured against the same three-month period last year, except where noted):

•Net loss of $31.3 million or $(1.79) per diluted share as compared to net loss of $19.4 million or $(1.35) per diluted share.
•Adjusted operating loss of $28.9 million or $(1.65) per diluted share as compared to adjusted operating loss of $19.4 million or $(1.35) per diluted share.
•$31 million or $1.78 per diluted share of catastrophe claims, net of reinsurance recoveries and other offsets including affiliated fees, including $29 million driven by eleven notable events that impacted Florida, Texas, Louisiana and South Carolina during the first quarter of 2022 of which approximately $10 million relates to non-Florida states.
•$137.9 million of gross written premiums, compared to $174.2 million, reflecting non-renewals and run-off activities for Non-Florida states.
•Gross loss ratio for current quarter attritional losses of 27.8% and gross expense ratio of 26.9%, as compared to 36.5% and 26.0%, respectively, in the first quarter of 2021.
•Florida homeowners in-force policies decreased 23% to approximately 152,000, while Florida gross premiums written increased almost 4%, reflecting execution of our strategy to limit exposure and increase rates in Florida.
•Non-insurance company liquidity of approximately $47 million at March 31, 2022.
•Book value per share of $0.81 as of March 31, 2022, or $1.67 per share excluding accumulated other comprehensive income.

Michael H. Braun, FedNat's Chief Executive Officer, said, “We continued to make progress during the first quarter in our Florida homeowners business resulting from our strategic actions over the past five years to right size our Florida book and increase rates to more accurately reflect the higher costs of doing business. The Company also continued to make progress in the first quarter on our strategy to exit non-Florida markets and refocus on our historical market in Florida, a transition we believe would result in a financially stronger company, with less volatility, that would be rightsized to our current capital and surplus position. However, as we have disclosed in recent SEC filings, in April the Demotech rating of FedNat National Insurance Company (FNIC) was downgraded, which we believe will adversely impact our ability to obtain excess-of-loss reinsurance for coverage beginning July 1, 2022 and would place the Company in non-compliance with the regulations of the Florida Office of Insurance Regulation (OIR). FedNat has submitted a proposed action plan to the OIR which, if approved by them and regulators in other impacted states, would be expected to result in the Company becoming much smaller, with significantly fewer policies in force, and potentially result in additional capital coming into the holding company or into our insurance carriers. If approved, the proposed action plan would be expected to enable the Company to obtain excess-of-loss reinsurance on a smaller, Florida-only book of business. Our action plan is currently being reviewed by the OIR and we will provide an update on the outcome of their review when available.”

Revenues

•Total revenue increased $2.2 million or 4.0%, to $54.9 million for the three months ended March 31, 2022, compared with $52.7 million for the three months ended March 31, 2021. The increase was driven primarily by decreases in ceded premiums, partially offset by lower gross premiums, direct written policy fees, net investment income and net realized losses, all of which are discussed in further detail below.
•Gross premiums written decreased $36.3 million, or 20.8%, to $137.9 million in the quarter compared with $174.2 million for the same three-month period last year, driven by a reduction in our policies-in-force and exposure in non-Florida states, as a result of the orderly runoff of MIC and the transfer-upon-renewal of FNIC’s non-Florida business to alternative insurance carrier partners of SageSure.
•Gross premiums earned decreased $14.7 million, or 8.2%, to $164.3 million for the three months ended March 31, 2022, as compared to $179.0 million for the three months ended March 31, 2021, driven primarily by the same reasons as the decrease in gross premiums written, discussed above.
•Ceded premiums decreased $21.0 million, or 15.0%, to $118.3 million in the quarter, compared to $139.3 million the same three-month period last year. The decrease was driven by approximately $15 million lower catastrophe reinsurance spend due to additional purchases of supplemental coverage in the 2020-2021 catastrophe excess of loss reinsurance program to backfill layers and gaps in coverage stemming from the non-cascading portion of our reinsurance tower, following the six retention catastrophe events that occurred during that treaty year. Additionally, there was approximately $6 million of lower quota-share ceded premium associated with lower gross premiums earned discussed above which was largely offset by corresponding increases in net loss and LAE, and commission and other underwriting expenses when comparing the periods.
•Net investment income decreased $0.4 million, or 24.5%, to $1.3 million during the three months ended March 31, 2022, as compared to $1.7 million during the three months ended March 31, 2021. This decrease was driven by a smaller fixed income portfolio as we have been impacted by several catastrophes, hail and wind-related severe weather events and private reinsurers have raised the cost of their coverages.
•Net realized and unrealized gains (losses) decreased $2.5 million, to $(2.4) million for the three months ended March 31, 2022, compared to $0.1 million the prior year period.
•Direct written policy fees decreased $0.7 million, or 21.2%, to $2.6 million for the three months ended March 31, 2022, compared with $3.3 million for the three months ended March 31, 2021. The decrease is primarily driven by a reduction in our policies in-force in the state of Florida, as a result of our rigorous exposure management in response to the challenging litigation environment and the orderly exit of the non-Florida business.

Expenses

•Losses and loss adjustment expenses (“LAE”) increased $10.8 million, or 22.4%, to $58.8 million for the three months ended March 31, 2022, compared with $48.0 million for the same three-month period last year. The net loss ratio increased 7.0 percentage points, to 127.8% in the current quarter, as compared to 120.8% in the first quarter of 2021. The higher loss expense and corresponding ratio were primarily driven by larger net catastrophe losses and prior year development as well as lower ceded losses under quota-share reinsurance treaties attributable to lower gross premiums earned, partially offset by lower gross attritional losses in the current quarter. The current quarter included approximately $29.2 million of catastrophe losses, net of reinsurance and claims handling fee income, driven primarily by eleven notable events (including one wildfire) that impacted Florida, Texas, Louisiana and South Carolina. Approximately $10 million of these net catastrophe losses are related to books of business that the Company is in the process of running off, including FNIC's non-Florida book as well as MIC’s book of business. In addition, the Company recorded approximately $2 million of net adverse reserve development in the quarter related to Hurricane Laura, which hit Louisiana in August 2020. By comparison, the first quarter of 2021 catastrophe net losses were $13.1 million, net of reinsurance, primarily by Winter Storm Uri, which caused heavy residential damage in Texas, primarily associated with freezing temperatures causing widespread instances of burst water pipes.
•Our gross expense ratio was 26.9% during the three months ended March 31, 2022, as compared to 26.0% during the three months ended March 31, 2021. The net expense ratio decreased 11.4% percentage points to 56.8% in the first quarter of 2022, as compared to 68.2% in the first quarter of 2021 due primarily to higher ceded reinsurance premiums in 2021.
•Commissions and other underwriting expenses decreased $1.9 million, or 9.1%, to $19.1 million for the three months ended March 31, 2022, compared with $21.0 million for the three months ended March 31, 2021. This decrease was due to lower acquisition and underwriting expenses due to lower policies-in-force, offset by lower ceding commission as a result of higher catastrophe costs, which has the affect of reducing the ceded commissions in the quarter.

Non-GAAP Performance Measures

Non United States generally accepted accounting principles ("GAAP") measures do not replace the most directly comparable GAAP measures and we have included detailed reconciliations thereof on page 10.

We exclude the after-tax (using our statutory income tax rate) effects of the following items from GAAP net income (loss) to arrive at adjusted operating income (loss):

•Net realized and unrealized investment gains (losses);
•Gains (losses) associated with early extinguishment of debt;
•Merger and acquisition, integration and other strategic costs and the amortization of specifically identifiable intangibles (other than value of business acquired);
•Impairment of intangibles;
•Income (loss) from initial adoption of new regulations and accounting guidance; and
•Income (loss) from discontinued operations.

We also exclude the pre-tax effect of the first bullet above from GAAP revenues to arrive at adjusted operating revenues.

Management believes these non-GAAP performance measures allow for a better understanding of the underlying trend in our business, as the excluded items are not necessarily indicative of our operating fundamentals or performance.

Similarly, we exclude accumulated other comprehensive income (loss) ("AOCI") from book value per share to arrive at book value per share, excluding AOCI.

Conference Call Information

The Company will hold an investor conference call at 11:30 AM (ET) Tuesday, May 10, 2022. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 6686146

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

https://edge.media-server.com/mmc/p/7xea8pf6

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

FedNat Holding Company is a regional insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through its wholly owned subsidiaries FedNat Insurance Company and Monarch National Insurance Company, is focused on providing homeowners insurance in Florida. More information is available at https://www.fednat.com/investor-relations/.

Forward-Looking Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:
•Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•Descriptions of plans or objectives of management for future operations, insurance products or services;
•Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophe losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; the impact of the refocus of our operations on Florida; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims consistent with our contractual obligations; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
Bernard Kilkelly, Investor Relations (954) 308-1409,
or investorrelations@fednat.com

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended March 31,
	2022	2021	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss)	$(31,287)	$(19,381)	61.4%
Adjusted operating income (loss)	(28,861)	(19,415)	48.7%

Per Common Share
Net income (loss) - diluted	$(1.79)	$(1.35)	33.1%
Adjusted operating income (loss) - diluted	(1.65)	(1.35)	22.5%
Dividends declared	—	—	NCM
Book value	0.81	8.50	(90.5)%
Book value, excluding AOCI	1.67	8.26	(79.7)%

Return to Shareholders
Repurchases of common stock	$—	$—	NCM
Dividends declared	—	—	NCM
	$—	$—	NCM

Revenue
Total revenues	$54,862	$52,748	4.0%
Adjusted operating revenues	57,288	52,656	8.8%
Gross premiums written	137,892	174,207	(20.8)%
Gross premiums earned	164,328	179,002	(8.2)%
Net premiums earned	45,985	39,745	15.7%

Ratios to Net Premiums Earned
Net loss ratio	127.8%	120.8%
Net expense ratio	56.8%	68.2%
Combined ratio	184.6%	189.0%

In-Force Homeowners Policies
Florida	152,000	197,000	(22.8)%
Non-Florida	96,000	149,000	(35.6)%
	248,000	346,000	(28.3)%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues:
Net premiums earned	$45,985	$39,745
Net investment income	1,264	1,674
Net realized and unrealized gains (losses)	(2,426)	92
Direct written policy fees	2,613	3,315
Other income	7,426	7,922
Total revenues	54,862	52,748

Costs and expenses:
Losses and loss adjustment expenses	58,783	48,016
Commissions and other underwriting expenses	19,107	21,031
General and administrative expenses	6,997	6,066
Interest expense	2,300	1,926
Total costs and expenses	87,187	77,039

Income (loss) before income taxes	(32,325)	(24,291)
Income tax expense (benefit)	(1,038)	(4,910)
Net income (loss)	$(31,287)	$(19,381)

Net Income (Loss) Per Common Share
Basic	$(1.79)	$(1.35)
Diluted	(1.79)	(1.35)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	17,462	14,395
Diluted	17,462	14,395

Dividends Declared Per Common Share	$—	$—

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
	(In thousands)
Gross premiums written:
Homeowners Florida	$116,159	$111,969
Homeowners non-Florida	17,317	57,909
Federal flood	4,481	4,389
Non-core	(65)	(60)
Total gross premiums written	$137,892	$174,207

	Three Months Ended
	March 31,
	2022	2021
	(In thousands)
Gross premiums earned:
Homeowners Florida	$105,138	$109,426
Homeowners non-Florida	53,939	64,923
Federal flood	5,316	4,713
Non-core	(65)	(60)
Total gross premiums earned	$164,328	$179,002

	Three Months Ended
	March 31,
	2022	2021
	(In thousands)
Net premiums earned:
Homeowners Florida	$34,822	$23,091
Homeowners non-Florida	11,228	16,714
Non-core	(65)	(60)
Total net premiums earned	$45,985	$39,745

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$10,682	$12,399
All others	13,233	11,691
Ceding commissions	(18,051)	(19,460)
Total commissions	5,864	4,630

Fees	993	1,335
Salaries and wages	2,511	3,572
Other underwriting expenses	9,739	11,494
Total commissions and other underwriting expenses	$19,107	$21,031

	Three Months Ended
	March 31,
	2022	2021

Net loss ratio	127.8%	120.8%
Net expense ratio	56.8%	68.2%
Combined ratio	184.6%	189.0%
Gross loss ratio	67.3%	96.3%
Gross expense ratio	26.9%	26.0%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value	$270,217	$327,532
Equity securities, at fair value	5,348	5,905
Total investments	275,565	333,437
Cash and cash equivalents	91,652	83,526
Prepaid reinsurance premiums	162,463	242,537
Premiums receivable, net of allowance	33,089	41,174
Reinsurance recoverable, net	581,921	613,203
Deferred acquisition costs, net	16,438	18,829
Current and deferred income taxes, net	13,446	30,014
Other assets	38,239	49,950
Total assets	$1,212,813	$1,412,670

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$661,595	$738,794
Unearned premiums	316,312	342,747
Reinsurance payable and funds withheld liabilities	53,093	102,748
Long-term debt, net of deferred financing costs	118,906	118,805
Deferred revenue	4,162	5,240
Other liabilities	44,606	44,950
Total liabilities	1,198,674	1,353,284
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 50,000,000 shares authorized; 17,519,237 and 17,446,930 shares issued and outstanding, respectively	175	174
Additional paid-in capital	186,202	186,007
Accumulated other comprehensive income (loss)	(15,190)	(1,034)
Retained earnings (deficit)	(157,048)	(125,761)
Total shareholders’ equity	14,139	59,386
Total liabilities and shareholders' equity	$1,212,813	$1,412,670

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	As of or For the
	Three Months Ended
	March 31,
	2022	2021
Revenue
Total revenues	$54,862	$52,748
Less:
Net realized and unrealized investment gains (losses)	(2,426)	92
Adjusted operating revenues	$57,288	$52,656

Net Income (Loss)
Net income (loss)	$(31,287)	$(19,381)
Less:
Net realized and unrealized investment gains (losses)	(2,426)	73
Acquisition and strategic costs	—	(9)
Amortization of identifiable intangibles	—	(30)
Adjusted operating income (loss)	$(28,861)	$(19,415)

Income tax rate assumed for reconciling items above	—%	21.00%

Per Common Share
Book value	$0.81	$8.50
Less:
AOCI	(0.86)	0.24
Book value, excluding AOCI	$1.67	$8.26